Exhibit 99.1

Tectonic Therapeutic Announces Second Quarter 2026 Financial Results and Recent Business Highlights

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Enrollment completed in TX45 APEX Phase 2 clinical trial in patients with pulmonary hypertension associated with heart failure with preserved ejection fraction (“PH-HFpEF”) with topline results anticipated in early Q1 2027

•	TX45 APEX Phase 2 clinical trial Independent Data Monitoring Committee (“IDMC”) met in July 2026 and recommended continuation of the study without modification

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TX2100, a potential treatment for Hereditary Hemorrhagic Telangiectasia (“HHT”), completed dosing of the six single dose healthy volunteer cohorts in the Phase 1a clinical trial, with topline results anticipated by end of Q3 2026

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Cash and cash equivalents were $227.1 million as of June 30, 2026, including approximately $11.7 million in net proceeds raised from an at-the-market offering for the three months ended June 30, 2026, is expected to provide cash runway into Q1 2029

WATERTOWN, Mass., August 6, 2026 (GLOBE NEWSWIRE) — Tectonic Therapeutic, Inc. (NASDAQ: TECX) (“Tectonic” or the “Company”), a clinical stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of G-protein coupled receptors (GPCRs), today announced financial results for the second quarter ended June 30, 2026, and provided an overview of recent business highlights.

“In the second quarter, we completed enrollment in our global APEX Phase 2 trial in PH-HFpEF, a critical milestone for TX45, and we look forward to topline results in early Q1 2027,” said Alise Reicin, M.D., President and Chief Executive Officer of Tectonic Therapeutic. “We also completed dosing of the single dose cohorts in the TX2100 Phase 1a clinical trial in healthy volunteers. Subject to favorable safety, tolerability and pharmacokinetic results, we plan to advance TX2100 into a Phase 1b trial in patients with hematologic-support dependent HHT and a Phase 2 trial in moderate to severe HHT patients, bringing us one step closer to a first-in-class therapy for a disease with no approved treatments.”

Recent Business Highlights

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Completed Enrollment of TX45 APEX Phase 2 Clinical Trial in PH-HFpEF Patients: In June 2026, the Company completed enrollment for the APEX trial, a global, randomized, placebo-controlled 24-week Phase 2 clinical trial evaluating the safety and efficacy of TX45 in patients with PH-HFpEF. In July 2026, the Independent Data Monitoring Committee (“IDMC”) met to review unblinded safety and efficacy data from the TX45 APEX Phase 2 clinical trial, including approximately 80% of the expected patient exposure. The IDMC recommended the continuation of the trial without modification. The trial was designed to include an enriched population of a more severe disease subtype of combined pre- and post-capillary pulmonary hypertension (“CpcPH”) patients with a pulmonary vascular resistance (“PVR”)>3 Wood Units (“WU”) at baseline. The APEX Phase 2 clinical trial enrolled a total of 191 patients across 14 countries of which 137 patients were enrolled with CpcPH and PVR>3 WU at baseline, consistent with the goal for this patient population to represent approximately 70% of the overall patients enrolled in APEX. The mean baseline PVR in the overall patient population and the subset of patients with CpcPH and PVR>3 WU was 4.2 WU¹ and 5.2 WU¹, respectively.

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Completed Dosing of Single Dose Cohorts in Phase 1a Clinical Trial of TX2100 in Healthy Volunteers: In July 2026, the Company completed dosing of the six single dose cohorts in the Phase 1a clinical trial of TX2100 in healthy volunteers. The randomized, placebo-controlled, double-blind, single ascending-dose trial is intended to characterize safety and tolerability, with pharmacokinetics assessed as a secondary endpoint. TX2100 is a VHH-Fc antagonist of the APJ (apelin) receptor, a GPCR involved in pro-angiogenic signaling, and is being developed as a potential treatment for Hereditary Hemorrhagic Telangiectasia (HHT).

Upcoming Milestones

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TX2100 Phase 1a Topline Results Expected by End of Q3 2026 with Phase 2 Planned in Early 2027: The Company expects to report topline results for the TX2100 Phase 1a clinical trial in healthy volunteers by the end of Q3 2026, with detailed data planned to be subsequently presented at a scientific meeting. Subject to favorable safety, tolerability and pharmacokinetic results, Tectonic plans to advance TX2100 into an open-label Phase 1b clinical trial in patients with hematologic-support dependent HHT and a placebo-controlled, Phase 2 clinical trial in moderate-to-severe HHT patients, with endpoints expected to include epistaxis, hemoglobin, hematologic support, and other endpoints relevant to HHT. Phase 1b and Phase 2 trials are planned to run in parallel, with the Phase 2 trial anticipated to begin in early 2027.

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TX45 APEX Phase 2 Trial Ongoing with Topline Results Expected Early Q1 2027: The global, randomized, placebo-controlled 24-week APEX Phase 2 trial is ongoing, evaluating subcutaneous TX45 in patients with PH-HFpEF, including an enriched population with combined pre- and post-capillary pulmonary hypertension (CpcPH). The primary endpoint is change in pulmonary vascular resistance (PVR) from baseline in the CpcPH subgroup (PVR ≥3 Wood Units). APEX patient enrollment is complete with topline results expected early Q1 2027.

Overview of Financial and Operating Results

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Cash Position: As of June 30, 2026, cash and cash equivalents were $227.1 million, compared to $236.9 million as of March 31, 2026. Tectonic anticipates that, based on current operating assumptions, its current cash and cash equivalents will provide a cash runway into Q1 2029, including through the Phase 2 topline readouts of TX45 in PH-HFpEF and PH-ILD, and through significant clinical milestones in the TX2100 development program.

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Research and Development Expenses: Research and development expenses were $18.0 million for the three months ended June 30, 2026, as compared to $17.2 million for the three months ended June 30, 2025. The increase was primarily the result of contract research and contract development and manufacturing organizations costs related to the ongoing Phase 2 clinical trials of TX45 and employee-related expenses due to an increase in non-cash, stock-based compensation expense and increase in headcount.

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General and Administrative Expenses: General and administrative expenses were $6.2 million for the three months ended June 30, 2026, as compared to $5.2 million for the three months ended June 30, 2025. The increase was primarily the result of higher employee-related expenses driven by higher non-cash, stock-based compensation.

•	Net Loss: For the three months ended June 30, 2026, the Company had a net loss of $22.3 million compared to a net loss of $20.0 million for the three months ended June 30, 2025.

¹	Baseline characteristics are preliminary and subjective to change.

About Group 2 Pulmonary Hypertension in HFpEF

The World Health Organization has defined 5 groups of pulmonary hypertension (“PH”). Tectonic is focused on the Group 2 subtype, a condition that develops due to left-sided heart disease, specifically PH-HFpEF. In patients with PH-HFpEF, chronic heart failure leads to increased blood pressure in the pulmonary arteries, exerting severe strain on the right side of the heart, which adapts poorly to the increased pressure. This increased pulmonary pressure gradually causes worsening exercise capacity, shortness of breath and right-sided heart failure, which can lead to death. PH-HFpEF is further segmented based on pulmonary hemodynamics into Isolated post-capillary PH (“IpcPH”) and CpcPH. CpcPH is more severe, accounts for about one third to one half of the 1.4 million PH-HFpEF patients in the U.S. and is characterized by additional, abnormal changes to the pulmonary vasculature, leading to an increase in PVR. Although several Group 1 PH (Pulmonary Arterial Hypertension, “PAH”) medications have been explored in Group 2 PH, to date, no medications have been approved for its treatment.

About Group 3 Pulmonary Hypertension and PH-ILD

Group 3 is PH due to chronic lung disease and Tectonic is focused on a Group 3 subtype, called PH-ILD where PH develops in patients who have ILD. ILD is a group of rare conditions causing inflammation and scarring in the lungs. It is believed that a combination of factors leads to the formation of PH-ILD, including lung fibrosis, chronic hypoxia, vascular remodeling and other factors that lead to worsening exercise capacity. PH-ILD has worse survival than ILD without PH. There are currently two approved treatments for PH-ILD, both of which contain the active ingredient treprostinil administered via nebulizer or dry powder inhaler.

About TX45, a long-acting Fc-relaxin fusion protein

TX45 is an Fc-relaxin fusion protein with optimized pharmacokinetics and biophysical properties that activates the RXFP1 receptor, the G-protein coupled receptor target of the hormone relaxin. Relaxin is an endogenous protein, expressed at low levels in both men and women that is a pulmonary and systemic vasodilator with lusitropic, anti-fibrotic and anti-inflammatory activity. In normal human physiology, relaxin is upregulated during pregnancy where it exerts vasodilative effects, reduces systemic and pulmonary vascular resistance and increases cardiac output to accommodate the increased demand for oxygen and nutrients from the developing fetus. Relaxin also exerts anti-fibrotic effects on pelvic ligaments to facilitate delivery of the baby.

About Hereditary Hemorrhagic Telangiectasia (HHT)

HHT is a rare, inherited vascular disorder affecting an estimated 75,000 people in the United States.

HHT is the second most common inherited bleeding disorder and a disease for which there are currently no approved therapies. It is characterized by fragile, abnormal blood vessels that lead to recurrent bleeding, which can reduce quality of life, result in emergency room visits and hospitalizations, as well as chronic anemia requiring frequent iron infusions and/or blood transfusions. Many patients with HHT also develop arteriovenous malformations (AVMs) in vital organs such as the lungs, brain, and liver that, if left untreated, are at risk of rupturing and can result in serious and potentially life-threatening complications including lung or brain hemorrhage, stroke, heart failure, or death. Despite being a rare disease and the second most common inherited bleeding disorder, there are currently no approved therapies.

About TX2100, a VHH-Fc fusion antagonist antibody

TX2100 is a VHH-Fc fusion antagonist antibody that binds to the APJ receptor (also known as the apelin receptor; APLNR), a GPCR that mediates signaling by the pro-angiogenic peptide hormone apelin. APJ represents a differentiated approach for the potential treatment of HHT. APJ is a selective anti-angiogenic target that is primarily expressed in endothelial cells and is generally quiescent under normal physiological conditions, but is upregulated during pathologic angiogenesis, including in HHT preclinical models. TX2100 is designed as a selective APJ antagonist intended to inhibit disease-associated angiogenic signaling with the goal of providing a more favorable safety profile compared to less selective anti-angiogenic approaches. Anti-angiogenic agents have demonstrated activity in HHT preclinical models and in patients, and APJ antagonism has shown activity in multiple HHT preclinical models, supporting development of TX2100 for this indication.

About Tectonic

Tectonic Therapeutic is a clinical-stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of GPCRs. Leveraging its proprietary technology platform called GEODe™ (GPCRs Engineered for Optimal Discovery), Tectonic is focused on developing biologic medicines that overcome the existing challenges of GPCR-targeted drug discovery and harness the human body to modify the course of disease. Tectonic focuses on areas of significant unmet medical need, often where therapeutic options are poor or nonexistent, as these are areas where new medicines have the potential to improve patient quality of life. Tectonic is headquartered in Watertown, Massachusetts. For more information, please visit https://tectonictx.com/and follow @TectonicTx on X (formerly Twitter) and LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements.” These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the design, objectives, initiation, timing, progress and results of current and future preclinical studies and clinical trials of Tectonic’s product candidates, including the ongoing Phase 2 clinical trials for its lead product candidate, TX45, in Group 2 PH-HFpEF and in Group 3 PH-ILD and the ongoing Phase 1 clinical trial for TX2100; and the Company’s expected cash runway. These forward-looking statements are based on Tectonic’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Tectonic’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Many factors may cause differences between current expectations and actual results, including: the potential that success in preclinical testing and earlier clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate; the impacts of macroeconomic conditions, including the conflict in Ukraine and the conflict in the Middle East, heightened inflation and uncertain credit and financial markets, on Tectonic’s business, clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; Tectonic’s ability to realize the benefits of its collaborations and license agreements; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes. Other factors that may cause Tectonic’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified under the heading “Risk Factors” in Tectonic’s quarterly report on Form 10-Q filed for the quarter ended June 30, 2026 and in other filings that Tectonic makes and will make with the SEC in the future. Tectonic expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Contacts:

Investors:

Dan Ferry

LifeSci Advisors

daniel@lifesciadvisors.com

(617) 430-7576

Media:

Kathryn Morris

The Yates Network

kathryn@theyatesnetwork.com

(914) 204-6412

Tectonic Therapeutic, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$18,048	$17,185	$38,919	$30,221
General and administrative	6,170	5,147	12,600	10,409

Total operating expenses	24,218	22,332	51,519	40,630

Loss from operations	(24,218)	(22,332)	(51,519)	(40,630)
Other income (expense), net:
Interest income	2,021	3,389	4,202	5,833
Interest expense	(6)	(17)	(14)	(37)
Other expense	(5)	(48)	(118)	(80)

Total other income, net	2,010	3,324	4,070	5,716

Loss before income tax	(22,208)	(19,008)	(47,449)	(34,914)
Income tax expense	(77)	(976)	(77)	(976)
Net loss	(22,285)	(19,984)	(47,526)	(35,890)

Other comprehensive loss:
Foreign currency translation adjustment	—	(51)	37	(58)

Comprehensive loss	$(22,285)	$(20,035)	$(47,489)	$(35,948)

Net loss per share, basic and diluted	$(1.18)	$(1.07)	$(2.52)	$(2.00)

Weighted-average common shares outstanding, basic and diluted	18,964,008	18,680,042	18,867,044	17,923,056

Tectonic Therapeutic, Inc.

Select Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$227,068	$253,798
Working capital*	220,729	247,693
Total assets	237,034	261,038
Total stockholders’ equity	223,846	251,329

*	Working capital is defined as current assets less current liabilities